EXHIBIT 10.4




                               EXECUTIVE RETENTION
                                       AND
                              EMPLOYMENT AGREEMENT


         This Executive Retention and Employment Agreement is entered into as of the 19th day of January, 2001, by and between SOURCE CAPITAL CORPORATION, a Washington corporation (the "Company" or "Employer") and D. MICHAEL JONES (the "Executive").

         WHEREAS, Executive is the President and Chief Executive Officer of Employer; and

         WHEREAS, the Employer desires to retain Executive as its President and Chief Executive Officer and Executive desires to continue his employment with and to serve the Employer in the capacities and for the term and compensation and upon and subject to the terms and conditions hereinafter set forth,

         NOW, THEREFORE, in consideration of the promises and covenants herein, Employer and Executive mutually undertake and agree as follows:

1. Employment; Employment Period. Employer hereby agrees to continue to employ Executive and Executive hereby accepts continued employment from Employer, on the terms and conditions herein specified. This Agreement will begin on the Effective Date and, unless earlier terminated in accordance with this Agreement, will expire on March 31, 2004 (the "Employment Period").

2.       Duties of Executive.
         -------------------

         2.1 Principal Duties. Employer hereby employs Executive as its President and Chief Executive Officer of Employer, to perform such duties for Employer as may reasonably be requested of Executive by the Board of Directors of Employer. Executive shall report directly to the Board of Directors of Employer.

                  2.1.1 The business of the Employer includes lending activities, primarily making loans to individuals, corporations, and other entities for commercial business and mortgage lending.

                  2.1.2 The business of the Employer also includes identifying other companies for acquisition by, or merger with, Employer, as approved by Employer's Board of Directors.

                  2.1.3 It is contemplated that the duties of Executive under this Agreement will not require his full time and attention and that it will be necessary for Executive to only devote approximately one-half of his time to the performance of his duties hereunder.

                           During periods of time when Executive's services are not required by Employer hereunder, Executive will be free to accept employment and perform services for another Employer, including, but not limited to, Alvin J. Wolff, Inc. or any of its affiliated companies. If, in the reasonable judgment of Executive and the existing members of the Employer's Compensation Committee (Messrs. Barnes, Wolff, Stocker and Nelson), the business activities of Employer require that more time be devoted by

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                           Executive to the Employer's business, Executive
                           agrees to devote such additional time as may be required; provided, however, if Executive is required to devote more than one-half of his time to Employer's business, the salary amount and Performance Bonus percentage payable to Executive under this Agreement shall be increased proportionately.

3.       Compensation.
         ------------

         3.1 Salary. Employer shall pay Executive a yearly salary of Eighty Four Thousand Dollars ($84,000.00). Executive may direct Employer as to the method and manner of payment of compensation so as to minimize taxation to Executive.

         3.2      Cost of Living Increase Adjustment.
                  ----------------------------------

                  (a) The payment described in Section 3.1 of this Agreement shall be adjusted to reflect cost-of-living increases in order to ensure that the real value of the payments provided under this Agreement are not impaired by changing economic conditions.

                  (b) On January 1, 2002, and each January 1st thereafter, Employer shall compute a cost-of-living increase adjustment factor by which payments during the following year are to be multiplied. The payments to be multiplied are those determined under Section 3.1 without regard to any prior cost-of-living increase adjustment. The factor shall consist of a fraction, the numerator of which shall be the most recently determined cost-of-living index when the calculation is made, and the denominator of which shall be the most recently determined cost-of-living index determined prior to January 1, 2001.

                  (c) That all items, for the Standard Metropolitan Statistical Area of Seattle, Washington cost-of-living index required for this calculation shall be obtained from the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor. In any year in which this index is not available Employer shall ascertain and utilize some similar criterion and establish retroactively an initial index figure for the denominator of the fraction consistent with the intent of this Agreement.

                  (d) Nothing in this Agreement shall be construed to diminish the fixed amount payable under this Agreement as established above, or to diminish the amount of any particular payment.

         3.3 Bonus. By January 15 of each year, beginning January 15, 2002, Executive shall receive a cash bonus (the "Performance Bonus") based upon Employer's net earnings for the prior year. Such Performance Bonus shall be determined in the following manner:
                  Executive shall receive a bonus of five percent (5%) of Employer's net earnings. For purposes of this Section, net earnings shall be defined as before tax earnings computed by the Employer's Certified Public Accountant using generally accepted accounting principles consistently applied with the following adjustments;

                           (i) No deductions shall be taken for stock options given to or exercised by Executive, the Directors, or Key Employees or under any stock option plan.

                           (ii) No deductions shall be taken for bonuses given to Executive.

                           (iii) No federal, state, and local income taxes shall be deductible.

                  Any Performance Bonuses earned herein will be advanced on the following dates: April 15 based on a computation for the first quarter of Employer's operations; July 15 based on a computation for the second quarter of Employer's operations; October 15 based on a computation for the third quarter of Employer's operations; and on January 31 based on a computation for the fourth quarter of Employer's operations. Notwithstanding the above, if net earnings for the complete year at

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                  December 31 indicate Executive has been bonused in excess of five percent (5%) of net earnings for Employer's fiscal year, Executive agrees to reimburse Employer such excess amount by February 15 of the year following. Each complete year shall be considered separately and not cumulatively for purposes of this calculation.

         3.4 Disability Pay. In the event Executive becomes unable to perform his duties hereunder by reason of illness or accident, he shall receive full salary during the first six (6) months of such incapacity in any elapsed period of twelve (12) months ("Disability Pay"). Disability Pay under this provision shall be noncumulative. Employer may, in its sole discretion, maintain a disability insurance policy for the purpose of funding benefits for Executive while so incapacitated.

         3.5 Expenses. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in connection with the performance of his duties, provided he submits an itemized statement for such expenses to Employer and, if required by Employer, actual receipts of the expenses so incurred.

         3.6 Reimbursement of Disallowed Expenses. If any expense allowance or reimbursement is disallowed in whole or in part as a deductible expense of Employer for federal income tax purposes, shall reimburse the Employer, upon notice and demand, to the full extent of the disallowance. This legally enforceable obligation is in accordance with the provisions of Revenue Ruling 69-115 and it is for the purpose of entitling Executive to a business expense deduction for the taxable year in which the repayment is made to the Employer. In this manner the Employer will be protected from having to bear the entire burden of a disallowed items.

         3.7 Fringe Benefits. While he is in the employ of the Employer, Executive shall be entitled to the following benefits:

                  (a) Automobile Use. Executive shall receive Five Hundred dollars ($500.00) per month automobile reimbursement expense. Executive shall arrange for an "umbrella" policy in the name of Employer or naming Employer as an additional insured in the minimum amount of Three Million Dollars ($3,000,000).

                  (b) Incentive, Savings and Retirement Plans. During the Employment Period, Executive will be entitled to participate in all executive incentive compensation and bonus programs (including stock option, performance share and restricted stock grants), and savings and retirement plans, policies and programs, applicable generally to officers or executives of Employer.

                  (c) Welfare Benefit Plans. During the Employment Period, Executive will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by Employer (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally to other officers or executives of Employer who are employed on a full-time basis and their families.

                  (d) Vacation. Beginning January 19, 2001, Executive shall be entitled each year to a vacation of eight (8) weeks during which time his compensation shall be paid in full; provided however, Executive shall not take more than two (2) consecutive weeks of vacation, without prior approval of the Chairman of the Board.

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                  (e)      Other Benefits. Executive shall be entitled to
                           participate in any pension plans, or anyother health insurance plans, or other fringe benefit plan which the Employer may adopt from time to time for the benefit of its officers or executive employees employed on a full-time basis.

                  (f) Retention Bonus. Conditioned upon Executive remaining continuously in the employment of Employer or its affiliated entities on March 31, 2004, or such earlier date as the Board of Directors of Employer reasonably determine that the liquidation of the lease portfolio of Source Leasing has been completed and that there is no further need for Executive's services with Employer, Employer shall pay to Executive a retention bonus (the "Retention Bonus") equal in amount to the lump sum severance benefit that would be payable to Executive under
                           Section 5(a) of this Agreement upon a termination of Executive's employment by Employer without cause; provided, however, Executive shall not be entitled to, and shall not, receive any Retention Bonus payment under this Section 3.7(f) if Executive is entitled to receive or has received the Lump Sum Severance Payment or the "Change of Control" Severance Payment provided for under Sections 5(a)(i) or 6(a)(i) of this Agreement; and provided further, that upon the payment of the Retention Bonus to Executive, this Agreement shall be deemed to be terminated; and provided further that the payment of the Retention bonus shall be in lieu of all further compensation under this Agreement, including, but not limited to, the Lump Sum Severance Payment provided for by Section 5(a)(i) of this Agreement and the Change of Control Severance Payment provided for by Section 6(a)(i) of this Agreement. The Retention bonus shall be payable to Executive within ten (10) business days from the date of the event giving rise to its payment.

         3.8 Term. The term of this Agreement shall be the period beginning on January 19, 2001 (the "Commencement Date") and terminate on March 31, 2004 (the "Termination Date"),

                  (a) unless Executive shall sooner die or become disabled, whereupon this Agreement shall terminate as herein provided, or

                  (b) unless this Agreement shall be sooner terminated by Executive as herein provided for, or

                  (c) unless this Agreement shall be sooner terminated by Employer as provided for in Section 4.

4.       Termination of Employment.
         -------------------------

                  (a) Death or Disability. Executive's employment will terminate automatically upon Executive's death during the Employment Period. If Employer determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may (subject to the Disability Pay provisions of Section 3.4) give to Executive written notice in accordance with Section 13 of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment will terminate effective on the 30th day after receipt by Executive of such written notice (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties; and provided further, that Executive will notwithstanding the termination of this Agreement be entitled to receive the Disability Pay provided for under

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                           Section 3.4 of this Agreement. For purposes of this
                           Agreement, "Disability" means the existence of any physical or mental condition of Executive that results in his receipt of long-term disability benefits under Source Capital's long term disability plan.

                  (b) Termination for Cause. Employer may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" means:

                           (i) the willful and continued failure of Executive to substantially perform Executive's duties with Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board of Directors (the "Board") of Employer that specifically identifies the manner in which the Board of Employer believes that Executive has not substantially performed Executive's duties;

                           (ii) the willful engaging by Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to Employer;

                           (iii) personal dishonesty or breach of fiduciary duty to Employer that results or was intended to result in personal profit to Executive at the expense of Employer or any of its affiliated companies.

                           (iv) willful violation of any law, rule or regulation which results in a felony conviction of Executive, which violation is materially and demonstrably injurious to Employer.

                  For purposes of the preceding clauses, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of Employer. Any act, or failure to act, based upon prior approval given by the Board of Directors of Employer or upon the instructions or with the approval of Executive's superior or based upon the advice of counsel for Employer, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Employer. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive, as part of the Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of Employer's Board at a meeting of Employer's Board called and held for the purpose of considering such termination (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before Employer's Board) finding that, in the good faith opinion of Employer's Board, Executive is guilty of the conduct described in clause (i), (ii), (iii), or (iv) above, and specifying the particulars there of in detail.

                  (c) Termination for Good Reason. Subsequent to and conditioned upon a "Change of Control" of Employer as defined in Section 6(a)(i) hereof, Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence during the Employment Period subsequent to a Change of Control of any of the following events:

                           (i) Inferior Duties. The assignment of duties to Executive by Employer which

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                                    (i) are largely inferior to Executive's
                                    duties immediately prior to a Change of
                                    Control; or (ii) result in Executive having inconsequential authority or responsibility compared to the authority or responsibility he had on the date of a Change of Control, without his express written consent.

                           (ii) Salary Reduction. A reduction by Employer of Executive's rate of Base Salary or Performance Bonus as in effect on the date of a Change of Control.

                           (iii) Fringe Benefit Reduction. The failure by Employer to continue in effect any Plan (as hereinafter defined) in which Executive is participating at the time of the change in control of Employer(or Plans providing Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by Employer which would adversely affect Executive's continued participation in any of such Plans on at least as favorable a basis to Executive as was the case on the date of the Change in Control or which would materially reduce Executive's benefits in the future under any of such Plans or deprive Executive of any material benefit enjoyed by Executive at the time of the Change in Control.

                           (iv) Vacation Reduction. The failure by Employer to provide and credit Executive with the number of paid vacation days to which Executive is then entitled in accordance with this Agreement.

                           (v) Relocation. Employer requiring Executive to be based anywhere other than a place within 25 miles of where Executive's office is located immediately prior to the Change in Control except for required travel on business to an extent substantially consistent with the business travel obligations which you undertook on behalf of Employer prior to the Change in Control.

                           (vi) Failure of Assumption. The failure by Employer to obtain from any successor the assent to this Agreement contemplated by
                                    Section 10(c).

                           (vii) Defective Termination. Any purported termination by Employer of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective.

                           (viii) Breach. A material breach by Employer of any provision of this Agreement.


                  For purposes of this subsection, "Plan" shall mean any compensation plan such as an incentive or stock option plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan, or a relocation plan or policy or any other plan, program, or policy of Employer.

                  (d) Resignation. In the event Executive resigns as an employee without good reason, prior to a Change of Control or after a Change of Control, Executive shall be entitled to his salary under Section 3.1 for a period of three (3) months, and his Performance Bonus prorated for such year of termination computed as described herein. Said sums shall be paid to

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                           Executive in a manner that minimizes tax liability
                           for Executive, all at the request of Executive. Executive also shall retain the right to payment of all compensation earned to the date of termination [specifically all compensation, benefits or securities earned under Sections 3.2, 3.4, 3.5 and
                           3.7 (a,b,c,d,e and f)]; provided, however, in the event Executive still has options upon the date of termination, such Options must be exercised within three (3) months of termination. If such termination occurs other than on December 31, the bonus provided for under Section 3.3 in the year of termination shall be paid on and prorated to the nearest following dates, and computed based upon the Company's performance as follows: payable on April 15 based on a computation for the first quarter of Employer's operations; payable on July 15 based on a computation for the first and second quarter of Employer's operations; payable on October 15 based on a computation for the first, second and third quarter of Employer's operations; and payable on February 15 based on a computation for the first, second, third and fourth quarter of Employer's operations; provided, however, nothing herein shall be construed to entitle Executive to a Performance Bonus attributable to a period of time after termination.

                  (e)       Notice of Termination. Any termination of
                           Executive's employment for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specifies the termination date (which date shall be not less than 60 days after the giving of such notice). If a dispute exists concerning the provisions of this Agreement that apply to Executive's termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in
                           Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Termination of Executive's employment shall occur on the specified Date of Termination even if there is a dispute between the parties relating to the provisions of this Agreement that apply to such termination. The failure by Executive or Employer to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of Executive or Employer, respectively, hereunder or preclude Executive or Employer, respectively, from asserting such fact or circumstance in enforcing Executive's or Employer's rights hereunder.

                  (f) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by Employer other than by reason of death or Disability, the date specified in the Notice of Termination, or (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.


5.       Obligations of Employer.
         -----------------------

                  (a) Termination Without Cause Prior to Completion of Employment Period. If, prior to the completion of the Employment Period, Executive's employment is terminated by

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                           Employer without Cause (other than by reason of
                           Executive's death or Disability), then in consideration of Executive's services rendered prior to such termination, Executive shall be entitled to receive:

                           (i) Lump-Sum Severance Payment. In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, Employer shall pay to Executive a lump sum severance payment, in cash, without discount, equal to the sum of (A) two (2) times the sum of the W-2 compensation paid to Executive during the previous calendar year by Employer, plus (B) $56,800; provided, however, that Executive shall not be entitled to, and shall not, receive any payment under this Section 5(a)(i) if Executive is entitled to receive or has received, the "Change of Control Severance Payment" provided for by Section 6(a) of this Agreement; and provided further, that the amount of the lump sum severance benefit shall be reduced by the amount of any payment to Executive during the Employment Period from or as a result of cash lease recoveries on leases to Silver Valley Hospital District and/or Dr. Ronald Slaughter that were written off in the year 2000 by Employer.

                           (ii) Vesting of Options. Any and all options granted by Employer to purchase common stock of Source Capital then held by Executive will, to the extent not already vested, become vested and exercisable in full as of the Date of Termination, and any provision contained in the agreement(s) under which such options were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration of vesting.

                           (iii) Medical Benefits. Any health, medical or dental insurance benefits provided to Executive immediately prior to the Date of Termination shall be continued through March 31, 2004.

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                           (iv)     Other Benefits. To the extent not
                                    theretofore paid or provided, Employer shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, or policy of Employer and its affiliated companies (such other amounts and benefits will be hereinafter referred to as the "Other Benefits").

                  (b) Death. If Executive's employment is terminated by reason of Executive's death during the Employment Period, this Agreement will terminate without further obligations to Executive's legal representatives under this Agreement, other than for payment of the sum of Accrued Compensation (as defined below), the vesting of stock options, and the timely payment or provision of Other Benefits, including without limitation any death benefits to which Executive is then entitled. For purposes of the Agreement, "Accrued Compensation" means all amounts of compensation for services rendered by Executive to Employer or any affiliate that have been earned or accrued through the Date of Termination but that have not been paid as of the Date of Termination, including (i) Base Salary, (ii) reimbursement (in accordance with Employer's expense reimbursement policy) for reasonable and necessary business expenses incurred by Executive on behalf of Employer during the period ending on the Date of Termination, (iii) vacation pay, and (iv) bonuses and incentive compensation. Accrued Compensation shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination or in accordance with any deferral election theretofore elected by Executive.

                  (c) Disability. If Executive's employment is terminated by reason of Executive's Disability during the Employment Period, this Agreement will terminate without further obligations to Executive, other than for payment of Accrued Compensation, the vesting of stock options and restricted stock, and the timely payment or provision of Other Benefits, including without limitation any disability benefits to which Executive is then entitled. Accrued Compensation shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination or in accordance with any deferral election theretofore elected by Executive.

                  (d) Cause. If Executive's employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligations to Executive, other than for payment of Accrued Compensation and the timely payment or provision of Other Benefits. In such case, all Accrued Compensation shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination or in accordance with any deferral election theretofore elected by Executive.

                  (e) Resignation. If Executive's employment is terminated by his resignation prior to a Change of Control or following a Change of Control without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of the amounts payable to Executive under Section 4(d), and for payment of Accrued Compensation and the timely payment of Other Benefits.

6.       Termination Following Change of Control.
         ---------------------------------------

                  (a) In the event of a termination of Executive's employment by Employer without Cause or termination of Executive's employment for Good Reason upon or following a "Change of Control" of Employer (as defined below) during the Employment Period, Employer shall pay to Executive, in addition to Accrued Compensation and those payments due him under Section 5(a)(ii), (iii) and (iv), a "Change of Control Severance Payment" equal to (A) two (2) times Executive's Base Salary and bonus compensation, as reported on Executive's annual Form W-2 for the year preceding the year in which the Change of Control occurs, plus (B) $56,800; provided however, that such Change of Control severance payment shall be reduced by the amount of any Retention Bonus or lump sum Severance Payment paid or due to Executive under Sections 3.7(f) or 4(a)(i) of this Agreement; provided further that the amount of the lump sum severance benefit shall be

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

                           reduced by the amount of any payment to Executive during the Employment Period from or as a result of cash lease recoveries on leases to Silver Valley Hospital District and/or Dr. Ronald Slaughter that were written off in the year 2000 by Employer. A "Change of Control" of Employer shall mean:

                           (i) A change in control of a nature that would be required to be reported in response to
                                    Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Exchange Act of 1934; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any person hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25 percent or more of the combined voting power of the voting securities of Employer, except that a change in control shall not be deemed to have occurred in the event a person who presently owns 10 percent or more of Employer's voting securities outstanding as of the date of this Agreement, directly or indirectly, becomes the owner of 25 percent or more of the combined voting power of the voting securities of Employer; or

                           (ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Employer cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Employer's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

                           (iii)    There shall be consummated (x) any
                                    consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which voting securities of Employer would be converted into cash, securities, or other property, other than a merger of Employer in which the holders of their voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of Employer.

                           (iv) A Change of Control shall be deemed to have occurred on the date the events resulting in the Change of Control are completed and closed.

                  (b) Limitations on Payments. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits, including the payments and benefits provided for hereunder, being hereinafter called "Total Payments") would not be deductible (in whole or part), by Source Capital, an affiliate or other person or entity making such payment or providing such benefit as a result of section 280G of the Code, as amended, then, to the extent necessary to make such portion of the Total Payments deductible,
                           (A) the cash payments provided for by Section 5(a)(i) hereof or Section 6(a)(i) hereof shall first be reduced (if necessary, to zero), and (B) the benefits provided for by Sections 5(a)(ii), 5(a)(iii) and 5(a)(iv) hereof shall next be reduced (if necessary). For purposes of this limitation, no

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

                           portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived by written notice to Source Capital prior to the date of payment of the Severance Benefits shall be taken into account. All determinations required to be made under the provisions of this Section 6(b) shall be made by tax counsel selected by Employer's independent auditors and acceptable to the Executive.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program or policy provided by Employer or any of its affiliated companies and for which Executive may qualify. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, or program of Employer or any of its affiliated companies at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, or program, except as explicitly modified by this Agreement.

8.       Full Settlement; Certain Legal Expenses.
         ---------------------------------------

                  (a) Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Employer or any of its affiliated companies may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

                  (b) Employer shall pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of a termination that entitles Executive to any payments under this Agreement including all such fees and expenses, if any, incurred in contesting or disputing any Notice of Termination given hereunder or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within ten
                           (10) business days after delivery of Executive's respective written requests for payment accompanied with such evidence of fees and expenses incurred as Employer reasonably may require.

9.       Assignment and Successors.
         -------------------------

                  (a) Executive. This Agreement is personal to Executive and without the prior written consent of Employer shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) Source Capital. This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

                  (c) Assumption by Successors. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" means Source Capital Corporation and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

                  (d) No Waiver. The failure by Employer to exercise its right to terminate Executive's employment under this Agreement with respect to any one or more of the matters referred to in Section 5 above, or with respect to any incapacity of Executive which would give rise to the Employer having a right to terminate this Agreement, as provided for above, shall not be taken or held to be a waiver by the Employer of its right of termination of this Agreement in respect of that breach or incapacity (provided it shall be continuing) or of any subsequent breach or incapacity. Section 5 shall not limit the Employer's rights or remedies, other than in regard to termination, for a breach of this Agreement by Executive.

                  (e) Rights Preserved. In the event that at any time during the term of this Agreement, the Employer shall be liquidated or dissolved or merged into or consolidated with another corporation, all rights of Executive under this Agreement shall be preserved unimpaired, and all liabilities and obligations of Employer hereunder shall thenceforth flow to the entity receiving the properties and assets of Employer in such liquidation and dissolution, or the surviving corporation in such merger or consolidation, and may be enforced against corporation in such merger or consolidation, and may be enforced against it to the same extent as if this Agreement had been entered into by it; provided, however, that in the event Employer is merged into another corporation and is not the surviving entity, Executive shall exercise his Options prior to the effective date of such merger and, if such Options are not so exercised, then they shall automatically expire and terminate.

10. Disclosure of Information. Executive will not, during or any time after termination of employment hereunder, without written authorization of Employer, disclose to, or make use of, for himself or for any person or corporation or other entity, any files or trade secrets or other confidential or proprietary information concerning the business, clients, methods, operations, financing, or services of Employer. Trade secrets and confidential information shall mean the information disclosed to Executive or known by him as a consequence of his employment by Employer, whether or not pursuant to this Agreement and not generally known in the industry.

11. Surrender of Books and Records. Executive acknowledges that all files, lists, books, records, products, and other materials owned by Employer or used by it in connection with the conduct of its business shall at all times remain the property of Employer and that upon termination of employment hereunder, irrespective of the time, manner, or cause of such termination, Executive will surrender to the Employer all such files, lists, books, records, products, and other materials.

12. Severability. If any provisions of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect. If any provisions are held invalid or unenforceable with respect to particular circumstances, it shall nevertheless, remain in full force and effect in all other circumstances.

13. Notice. All notices required to be given under the terms of this Agreement shall be in writing, shall be effective, upon receipt, and shall be delivered to the addressee in person or mailed by certified mail, return receipt requested:

                  If to Employer:   Source Capital Corporation
                                    c/o Chairman of the Board
                                    1825 N. Hutchinson Road
                                    Spokane, WA  99212


                  If to Executive:  D. Michael Jones
                                    PMB 212
                                    2804 E. 30th Avenue
                                    Spokane, WA 99223

14. Benefit. This Agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of Employer and the heirs and personal representatives of Executive. This Agreement cannot be assigned by Executive because of the personal services required of Executive.

15. Waiver. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof.

16. Governing Law. This Agreement has been negotiated and executed in the State of Washington, and the law of that state shall govern its construction and validity.

17. Arbitration. Any controversy arising out of, connected to, or relating to any matters herein of the transactions between Executive and Employer (including for purposes of arbitration, officers, directors, employees, controlling persons, affiliates, professional advisors, accountants, attorneys, agents, or promoters of the Employer), on behalf of the undersigned, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Federal and/or State Securities Acts, Banking Statutes, Consumer Protection Statutes, Federal and/or State anti-Racketeering (e.g. RICO) claims as well as any common law claims and any State Law claims of breach of contract, fraud, negligence, negligent misrepresentations, unlawful discharge, and/or conversion shall be settled by arbitration; and in accordance with this Section, and judgment on the arbitrator's award may be entered in any court having jurisdiction thereof in accordance with the provisions of RCW 7.04. In the event of such a dispute, each party to the conflict shall select an arbitrator, both of whom shall select a third arbitrator, which shall constitute the three person arbitration board. The decision of a majority of the board of arbitrators, who shall render their decision within thirty (30) days of appointment of the final arbitrator, shall be binding upon the parties. Venue for arbitration and any action herein shall lie in Spokane County, State of Washington. The laws of the State of Washington shall apply herein.

18. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the employment of Executive by Employer. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

19. Representations and Warranties of Executive. Executive hereby represents and warrants to the Employer:

         (a) Executive understands that this Agreement and the Common Stock to be issued herein, HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, THE STATE OF WASHINGTON, OR ANY OTHER STATE SECURITIES AGENCIES.

         (b) Executive is not an underwriter and would be acquiring this Agreement and the Common Stock to be issued, solely for investment for his own account and not with a view to, or, resale in connection with any distribution of stock within the meaning of the Federal Securities Acts, the Washington State Securities Act, or any other applicable State Securities Acts.

         (c) Executive understands the speculative nature and risks of investments associated with the Employer, and confirms that this Agreement and the Common Stock to be issued would be suitable and consistent with his investment program and that his financial position enables it bear the risks of this investment; and that there may not be any public market for this Agreement and the Common Stock to be issued herein.

         (d) This Agreement and the Common Stock to be issued herein may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of to any person, without the express prior written consent of the Employer, and the prior opinion of counsel for the Employer, that such disposition will not violate Federal and/or State Securities Acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, giving, and any form of conveying, whether voluntary or not.

         (e) To the extent that any Federal and/or State Securities law shall require, Executive hereby agrees that: (1) any shares acquired pursuant to this Agreement shall be without preference as to dividends, assets, or voting rights and shall have no greater or lesser rights per share than the securities issued for cash or its equivalent; (2) any shares acquired pursuant to this Agreement shall be subordinated in favor of the securities to be sold to the public with respect to dividend rights or preferences and liquidation or other distribution rights or preferences in the event of a dissolution, liquidation, bankruptcy, receivership, or sale of all or substantially all of such issuer's assets until such time as the purchasers of the public stock offering shall have received back their initial investment at which time all Executive' shall share pro rata in any further distribution.

          (f) Executive has fully reviewed or had the opportunity to review the economic consequences of this Agreement and the Common Stock to be issued, with his attorney and/or other financial advisor, has been afforded access to the books and records of the Corporation (including tax returns) and is or has had the opportunity to become fully familiar with the financial affairs of the Corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

                                    EMPLOYER:

                                    SOURCE CAPITAL CORPORATION

                                    By /s/ ALVIN J. WOLFF, JR.
                                       -------------------------------
                                    Title: Chairman of the Board



                                    EXECUTIVE:

                                       /s/ D. MICHAEL JONES
                                       -------------------------------
                                       D. MICHAEL JONES

















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